                           SCHEDULE 14(a) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential for use of the Commission
                                                only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth in the amount on which the filing fee is calculated and state how it was determined).

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)  Total Fee paid

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

--------------------------------------------------------------------------------

     4)  Date Filed:

--------------------------------------------------------------------------------

                                   [JDA Logo]

                                                                  April 22, 1997

Dear Stockholder:

     This year's annual meeting of stockholders will be held on Friday, May 23, 1997 at 10:00 a.m. local time, at the Scottsdale Plaza Resort located at 7200 North Scottsdale Road, Scottsdale, Arizona. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

     A copy of the Company's 1996 Annual Report is also enclosed.

     The Board of Directors and Management look forward to seeing you at the annual meeting.

                                          Very truly yours,
                                          /s/ James D. Armstrong
                                          JAMES D. ARMSTRONG
                                          Chief Executive Officer

                            JDA SOFTWARE GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD FRIDAY MAY 23, 1997
To The Stockholders:

     Please take notice that the annual meeting of the stockholders of JDA Software Group, Inc. (the "Company"), will be held on May 23, 1997, at 10:00 a.m., at the Scottsdale Plaza Resort at 7200 North Scottsdale Road, Scottsdale, Arizona, for the following purposes:

     1. To elect one Class I director to hold office for a three-year term and until his successor is elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 10, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

                                          By order of the Board of Directors
                                          /s/ Thomas M. Proud
                                          Secretary

Phoenix, Arizona
April 22, 1997

     IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            JDA SOFTWARE GROUP, INC.
                    11811 NORTH TATUM BOULEVARD, SUITE 2000
                             PHOENIX, ARIZONA 85028

     The accompanying proxy is solicited by the Board of Directors of JDA Software Group, Inc., a Delaware corporation ("JDA" or the "Company") for use at the Annual Meeting of Stockholders to be held Friday, May 23, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 22, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers and directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Only stockholders of record as of the close of business on April 10, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 13,027,930 shares of common stock of the Company, par value $.01 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one
(1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's By-Laws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information, as of April 1, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                                                          SHARES BENEFICIALLY
                                                                                OWNED(1)
                                                                        ------------------------
                         NAME AND ADDRESS OF                              NUMBER      PERCENTAGE
                          BENEFICIAL OWNERS                             OF SHARES      OF CLASS
----------------------------------------------------------------------  ----------    ----------
James D. Armstrong(2).................................................   1,965,588       15.1%
  c/o JDA Software Group, Inc. 11811 North Tatum Boulevard, Suite 2000
  Phoenix, AZ 85028
Frederick M. Pakis(3).................................................   2,023,587       15.5%
  c/o JDA Software Group, Inc. 11811 North Tatum Boulevard, Suite 2000
  Phoenix, AZ 85028
TA Associates Group(4)................................................   1,892,515       14.5%
  435 Tasso Street, Suite 200 Palo Alto, CA 94301
Pilgrim Baxter & Associates, Ltd......................................   1,305,100       10.0%
  1255 Drummers Lane, Ste. 300 Wayne, PA 19087-1590
Geoffrey J. Finlay(5).................................................           0          *
James L. Smith(6).....................................................     266,429        2.0%
Brent W. Lippman(7)...................................................     153,429        1.2%
Thomas M. Proud(8)....................................................       1,018          *
Kurt R. Jaggers(9)....................................................      37,694          *
Crawford L. Cole(10)..................................................      55,000          *
All executives officers and directors as a group (9 persons)..........   4,505,878       33.7%

---------------
  *  Represents less than one percent.

 (1) Shares beneficially owned and percentage of class data are based on 13,027,930 shares of Common Stock outstanding as of April 1, 1997, and include where appropriate additional shares pursuant to the rules of the Securities and Exchange Commission.

 (2) Mr. Armstrong is the Chief Executive Officer of the Company. Includes 30,000 shares held by Mr. Armstrong as trustee of a trust for the benefit of Mr. Pakis' children. Mr. Armstrong disclaims beneficial ownership of such shares.

 (3) Mr. Pakis is the President of the Company. Includes 60,000 shares held by Mr. Pakis as trustee of a trust for the benefit of Mr. Armstrong's children. Mr. Pakis disclaims beneficial ownership of such shares.

 (4) Includes 983,052 shares held by Advent VII L.P., 583,301 shares held by Advent Atlantic and Pacific II Limited Partnership, 98,306 shares held by Advent New York L.P., 210,162 shares held by Advent Industrial II L.P. and 17,694 shares held by TA Venture Investors L.P. Each of these entities is part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VI, L.P. The general partner of Advent Atlantic and Pacific II Limited Partnership is TA Associates AAP II Partners, L.P. the general partner of each of Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors L.P. is TA Associate VII, L.P. The general partner of each of TA Associates VI L.P., TA Associates AAP II Partners, L.P. and TA Associates VII, L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors, L.P. Individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Mr. Jaggers, a director of the Company) comprise the general partners of TA Venture Investors, L.P. In such capacity, Mr. Jaggers may be deemed to share voting and investment power with respect to the 17,694 shares held of record by TA Venture Investors, L.P. Mr. Jaggers disclaims beneficial ownership of such shares, except to the extent of 2,587 shares as to which he holds a pecuniary interest. Does not include 20,000 shares issuable to Mr. Jaggers within 60 days of April 1, 1997.

 (5) Mr. Finlay served as the Managing Director of JDA International until October 1996.

 (6) Mr. Smith is the Director of Special Projects for the Company. Includes 97,713 shares subject to options exercisable within 60 days of April 1, 1997.

 (7) Mr. Lippman is the Chief Operating Officer of the Company. Includes 110,570 shares subject to options exercisable within 60 days of April 1, 1997.

 (8) Mr. Proud is a Vice President and the Chief Financial Officer of the
     Company.

 (9) Mr. Jaggers is a director of the Company. Includes 17,694 shares held by TA Venture Investors, L.P., all of which are included in the 1,892,515 shares described in footnote (4) above. Mr. Jaggers disclaims beneficial ownership to such shares, except to the extent of 2,587 shares as to which he holds a pecuniary interest. Does not include any shares beneficially owned by Advent VII L.P., Advent Atlantic and Pacific II Limited Partnership, Advent Industrial II L.P. or Advent New York L.P., of which Mr. Jaggers disclaims beneficial ownership. Includes 20,000 shares subject to options exercisable within 60 days of April 1, 1997.

(10) Mr. Cole is a director of the Company. Includes 20,000 shares subject to options exercisable within 60 days of April 1, 1997.

BOARD OF DIRECTORS

     Directors. This section sets forth the ages and backgrounds of the Company's current Directors, including the Class I nominee to be elected at this meeting.

                                                                  POSITIONS                   DIRECTOR
                   NAME                     AGE                WITH THE COMPANY                SINCE
------------------------------------------  ---     --------------------------------------    --------
Class I Director nominated for election at
the 1997 Annual Meeting of Stockholders:
Crawford L. Cole..........................  38      Director                                    1996

Class II Director whose term expires at
the 1998 Annual Meeting of Stockholders:
Kurt R. Jaggers...........................  38      Director                                    1995

Class III Directors whose terms expire at
the 1999 Annual Meeting of Stockholders:
James D. Armstrong........................  46      Chief Executive Officer and Director        1985
Frederick M. Pakis........................  43      President and Director                      1985

     Mr. Armstrong co-founded the Company with Mr. Pakis in 1985 and has since served as the Chief Executive Officer and a director. In 1978, Mr. Armstrong founded JDA Software Services, Ltd. in Canada and served as its President until 1987. From September 1985 to December 1987, Mr. Armstrong served on the board of directors of Mark's Work Wearhouse, a publicly held Canadian specialty retailing company. Mr. Armstrong attended Ryerson Polytechnic Institute in Toronto, Ontario.

     Mr. Pakis co-founded the Company with Mr. Armstrong in 1985 and has since served as President and a director. From April 1981 to December 1985, Mr. Pakis was a Manager -- Retail Consulting with Touche Ross & Co. From April 1976 to March 1981, Mr. Pakis served as Director of Corporate Planning for The Sherwin Williams Company, a home improvement specialty store company. Mr. Pakis attended the United States Military Academy at West Point, received a B.S. in Operations Research from Case Western Reserve University and an M.B.A. from the London School of Business, where he studied as a Sloan Fellow.

     Mr. Jaggers has served as a director of the Company since March 1995. Mr. Jaggers was elected to the Board of Directors in March 1995 pursuant to the Exchange Agreement between the Company and TA Associates. See "Certain Transactions". Mr. Jaggers joined TA Associates, an equity investment firm, in August 1990 where he served as a Principal from January 1993 until January 1997, when he was named Managing Director, the position he currently holds. Mr. Jaggers also serves on the Board of Directors of

Network Appliance, Inc., a network file server company. Mr. Jaggers received a B.S. and M.S. in electrical engineering and an M.B.A. from Stanford University.

     Mr. Cole has served as a director of the Company since January 1996. Mr. Cole is the Chief Executive Officer and President of West Marine, Inc., a publicly held retailer and wholesaler of boating equipment and apparel, and has served in those positions since April 1995. Mr. Cole has been a director of West Marine, Inc. since July 1990. Mr. Cole also held the position of President of West Marine, Inc. from July 1990 to August 1993, before resigning his position to live abroad. Prior to West Marine, Inc., Mr. Cole held a variety of positions with Northern Automotive from July 1987 to May 1990, including Senior Vice President, Store Operations. Prior to that, for three years Mr. Cole was with Garr Consulting Group, a retail consulting firm, where his last position was Vice President. Mr. Cole received a B.S.M.E degree from the University of Virginia and an M.B.A from the University of Georgia.

     Meetings of the Board of Directors. During the year ended December 31, 1996, the Board of Directors held eight (8) meetings. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

     The Company maintains an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee.

     The Audit Committee's function is to review with the Company's independent public accountants and management the annual financial statements and independent public accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent public accountants, approve all professional services performed by the independent public accountants, recommend the retention of the independent public accountants to the Board, subject to ratification by the stockholders, and periodically review the company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Mr. Jaggers and Mr. Cole. During the year ended December 31, 1996, the Audit Committee held three meetings.

     The Compensation Committee's function is to review and approve salary and bonus levels for senior management and stock option grants. The members of the compensation Committee are Mr. Jaggers and Mr. Cole. During the year ended December 31, 1996, the Compensation Committee held two meetings and took action by written consent on three occasions. For additional information concerning the Compensation Committee, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Executive Compensation and Other Matters -- Compensation Committee Interlocks and Insider Participation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation for the years 1995 and 1996 of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1996. Amounts under the caption "Bonus" are amounts earned for performance during the year, including amounts paid after the end of the year.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                                           SECURITIES
                                                   ANNUAL COMPENSATION     UNDERLYING
                                                  ---------------------     OPTIONS       ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR      SALARY       BONUS       (SHARES)     COMPENSATION
---------------------------------------  ----     --------     --------   ------------   ------------
James D. Armstrong.....................  1996     $175,000     $100,000           --       $ 10,240(1)
  Chief Executive Officer                1995     $360,000     $100,000           --       $  8,949
Frederick M. Pakis.....................  1996     $175,000     $100,000           --       $  9,040(2)
  President                              1995     $360,000     $100,000           --       $  8,019
James L. Smith.........................  1996     $165,000     $100,000       20,000       $  6,550(3)
  Dir. of Special Projects               1995     $150,000     $175,000      235,000       $  5,769
Brent W. Lippman.......................  1996     $150,000     $100,000       20,000       $  1,140(4)
  Chief Operating Officer                1995     $125,000     $200,000      235,000       $  1,109
Geoffrey J. Finlay(5)..................  1996     $308,782     $118,043       20,000       $ 19,359(6)
                                         1995     $141,675     $310,000      235,000       $ 51,422
Thomas M. Proud(7).....................  1996     $150,000     $ 50,000       15,000       $  1,140(8)
  Vice President and Chief               1995     $ 20,000           --       60,000             --
  Financial Officer

---------------
(1) Includes Company contributions under its 401(k) Plan of $1,109 for 1995 and $1,140 for 1996. Also includes premiums paid for life insurance coverage of $7,840 for 1995 and $9,100 for 1996.

(2) Includes Company contributions under its 401(k) Plan of $1,109 for 1995 and $1,140 for 1996. Also includes premiums paid for life insurance coverage of $6,910 for 1995 and $7,900 for 1996.

(3) Includes Company contributions under its 401(k) plan of $1,109 for 1995 and $1,140 for 1996. Also includes premiums paid for life insurance coverage of $4,660 for 1995 and $5,410 for 1996.

(4) Includes Company contributions under its 401(k) Plan of $1,109 for 1995 and $1,140 for 1996.

(5) Mr. Finlay served as Managing Director of JDA International until October 1996 when he resigned his position as an executive officer of the Company. He resigned his employment with the Company on January 2, 1997. Includes all amounts earned in 1996 including amounts earned after Mr. Finlay resigned as an executive officer.

(6) Includes individual retirement account payments by the Company of $24,287 for 1995 and $19,359 for 1996. Also includes vehicle expenses paid by the Company of $27,135 for 1995.

(7) Mr. Proud began his employment with the Company in November 1995.

(8) Includes $1,140 of Company contributions under its 401(k) Plan.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1996 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS IN 1996                   VALUE AT ASSUMED
                                  ------------------------------------------------        ANNUAL RATES OF
                                  NUMBER OF                                                 STOCK PRICE
                                  SECURITIES   % OF TOTAL                                APPRECIATION FOR
                                  UNDERLYING    OPTIONS     EXERCISE                      OPTION TERM(1)
                                   OPTIONS     GRANTED TO   PRICE PER   EXPIRATION     ---------------------
              NAME                GRANTED(2)   EMPLOYEES    SHARE(3)       DATE         5%($)        10%($)
--------------------------------  ----------   ----------   ---------   ----------     --------     --------
James L. Smith..................    20,000         6.6%      $ 18.44      6/19/06      $231,950     $587,800
Brent W. Lippman................    20,000         6.6%      $ 18.44      6/19/06      $231,950     $587,800
Geoffrey J. Finlay..............    20,000         6.6%      $ 18.44      6/19/06      $231,950     $587,800
Thomas M. Proud.................    15,000         4.9%      $ 18.44      6/19/06      $173,950     $440,850

---------------
(1) The 5% and 10% assumed compounded annual rates of stock price appreciation are in accordance with the potential gains and are net of exercise price, but before taxes associated with exercise rules of the Securities and Exchange Commission. These amounts and assumed rates of appreciation do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the Common Stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, which increase would benefit all stockholders, no value will be realized from the option grants made to the persons named in the Summary Compensation Table.

(2) All options granted in 1996 under the Company's 1996 Stock Option Plan (the "Option Plan") generally vest and are exercisable over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48th per month thereafter for each full month of the optionee's continuous employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. See "Executive Compensation and Other Matters -- Employment and Change of Control Arrangements."

(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant based on the closing sales price on the day preceding the date of grant.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUE

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table.

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                                                             VALUE OF
                                                               NUMBER OF                   UNEXERCISED
                                                         SECURITIES UNDERLYING             IN-THE-MONEY
                                                          UNEXERCISED OPTIONS               OPTIONS AT
                             SHARES                           AT 12/31/96                  12/31/96(1)
                            ACQUIRED       VALUE      ---------------------------    ------------------------
          NAME             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   ----------   -----------   -------------    ----------    ----------
James L. Smith...........          0              0      69,142         71,571       $1,707,550    $1,450,225
Brent W. Lippman.........     58,571     $1,037,375      81,999         71,571       $2,743,250    $1,450,225
Geoffrey J. Finlay.......    212,000     $5,279,000           0              0       $        0    $        0
Thomas M. Proud..........     20,000     $  427,000           0         55,000       $        0    $1,080,900

---------------
(1) Based on the closing price of the Company's Common Stock on December 31, 1996 on the Nasdaq National Market of $28.50 per share.

COMPENSATION OF DIRECTORS

     Board members of the Company do not receive compensation for attending Board meetings. On January 12, 1996, the Company granted options to purchase 30,000 shares of Common Stock under the 1996 Stock Option Plan at an exercise price of $9.60 per share to each of its current outside directors, Kurt R. Jaggers and Crawford L. Cole, which options vested one-third on March 31, 1996 and fully vest over the subsequent two years. Under the Directors Plan, directors who are not employees of the Company will receive yearly grants of options to Purchase Common Stock. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1996, Mr. Cole and Mr. Jaggers, the Company's non-employee directors, served as the Compensation Committee. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities. This Proxy Statement contains disclosure regarding a transaction between the Company and West Marine Products, Inc. ("West Marine"). Mr. Cole is the President of West Marine. See "Certain Transactions."

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     On March 30, 1995, the Company entered into employment agreements with Mr. Armstrong, Mr. Pakis and Mr. Smith. Under the terms of the agreements, each of the foregoing executives receives a base salary and a bonus determined by the Board of Directors or its Compensation Committee. The agreements have terms of two years and renew automatically for not less than a one year period.

     On November 13, 1995, the Company entered into an employment agreement with Mr. Thomas M. Proud, the Company's Vice President and Chief Financial Officer. Under the agreement, Mr. Proud received an annual base salary and bonus of $200,000 in 1996. Mr. Proud's base salary is subject to annual review and adjustment and bonus is determined annually by the Board of Directors.

     The Company has entered into indemnification agreements with its directors and certain executive officers, as well as with TA Associates. The Company intends to enter into indemnification agreements with its remaining executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

CERTAIN TRANSACTIONS

     Prior to March 30, 1995, the Company's business was conducted through five affiliated companies, the stock of four of which was owned by Messrs. James D. Armstrong (either directly or through JDA Investments Ltd., a Canadian corporation wholly owned by Mr. Armstrong), Frederick M. Pakis and James L. Smith, and the fifth of which was a wholly-owned subsidiary. The four principal affiliated companies were JDA Services, JDA Software, JDA Worldwide and JDA International.

     On March 14, 1995, the Company was formed and subsequently, on March 30, 1995, JDA Services, JDA Software, JDA Worldwide, JDA International, Messrs. Armstrong, Pakis and Smith, JDA Investments Ltd. and TA Associates entered into a Series A Preferred Stock and Common Stock Exchange Agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement Messrs. Armstrong, Pakis and Smith and JDA Investments Ltd. each exchanged all of the outstanding shares of stock of JDA Services, JDA Software, JDA Worldwide and JDA International owned by them for, in part, Promissory Notes executed by the Company in the aggregate amounts of $15,285,197. As a result of the Exchange Agreement, Mr. Armstrong received, in part, Promissory Notes in the aggregate amount of $6,964,034, JDA Investments Ltd. received a Promissory Note in the amount of $487,500; Mr. Pakis received, in part, Promissory Notes in the aggregate amount of $7,451,534; and Mr. Smith received 180,000 shares of Common Stock of the Company, Promissory Notes in the aggregate amount of $382,130. As a result of the Exchange Agreement, JDA Services, JDA Software, JDA Worldwide and JDA International became wholly-owned subsidiaries of the Company.

     Of the Promissory Notes described above, Promissory Notes in the principal amounts of $6,337,500, $487,500, $6,825,000, and $350,000 payable to Mr.
Armstrong, JDA Investments Ltd. and Messrs. Pakis and

Smith, respectively, each bore interest at the rate of 6.32297% per annum and, according to their terms, were paid in full by the Company on January 11, 1996. The remaining Promissory Notes in the principal amounts of $626,534, $626,534 and $32,130 payable to Messrs. Armstrong, Pakis and Smith, respectively, each bore interest at the rate of 8% per annum, and provided for annual payment of accrued interest and were paid in full on the closing of the Company's initial public offering.

     Also as part of the Exchange Agreement, the Company guaranteed six Promissory Notes payable by its newly acquired subsidiaries, JDA Software and JDA Worldwide, to Messrs. Armstrong and Pakis. These Promissory Notes represented distributions to Messrs. Armstrong and Pakis from JDA Software and JDA Worldwide when these two corporations were S Corporations prior to the Exchange Agreement. Two of these Promissory Notes were each in the principal amount of $449,495, bore interest at 8% per annum and, according to their terms, were paid in full by JDA Software and JDA Worldwide to Messrs. Armstrong and Pakis on January 13, 1996. The other four Promissory Notes were payable by JDA Software and JDA Worldwide to Messrs. Armstrong and Pakis in the principal amounts of $1,718,002 and $241,365, each bore interest at the rate of 8% per annum, provided for monthly payments of principal and interest and were paid in full on March 25, 1996.

     On March 30, 1995, the Company entered into a Redemption Agreement with Messrs. Armstrong and Pakis whereby each individual agreed to have his stock in the Company redeemed by the Company upon the exercise of up to an aggregate of 1,350,000 shares of the Company's Common Stock by the option holders under the 1995 Stock Option Plan. The Redemption Agreement enables the Company to redeem from Messrs. Armstrong and Pakis, pro rata, a number of shares of Common Stock of the Company equal to the number of shares as to which applicable options are exercised. As to the first 850,000 options exercised under the 1995 Stock Option Plan, the redemption price is equal to the exercise price of the option (as set forth in the applicable option agreements), and as to the remaining 500,000 options exercised under the 1995 Stock Option Plan, the redemption price is $.01 per share. As a result of the Redemption Agreement, existing stockholders of the Company will not be diluted by the exercise of stock options under the 1995 Stock Option Plan, and only the ownership percentages of Messrs. Armstrong and Pakis are diluted by the stock options exercised under the 1995 Stock Option Plan. During 1996, Messrs. Armstrong and Pakis sold 225,306 and 225,307 shares of Common Stock to the Company for an aggregate of $874,096 and $874,097, respectively, pursuant to the Redemption Agreement to cover exercises of options.

     Effective January 1, 1996, the Company entered into a lease with Pakis-Armstrong Venture, an Arizona General Partnership, the general partners of which are Messrs. Armstrong and Pakis, for approximately 5,400 square feet of office space in Scottsdale, Arizona, at a base rent of $67,500 per year. The Company is also required to pay all real property taxes, insurance and ordinary maintenance on the premises and to name Pakis-Armstrong Venture as an additional insured on an insurance policy for general liability. The term of the lease commences on January 1, 1996, and terminates on December 31, 1997, unless otherwise extended by the parties. The Company intends to use this facility primarily for training purposes. The Company understands that all amounts to be paid by the Company to Pakis-Armstrong Venture for the lease described in this paragraph will be evenly distributed to Messrs. Armstrong and Pakis. The Company believes that the terms of the lease agreement with Pakis-Armstrong Venture are at least as favorable as those that would have been obtained for a similar lease of a comparable property from unaffiliated third parties.

     On April 26, 1996, the Company entered into its standard form Software License Agreement with West Marine for the license of the Company's WinDSS product. Crawford Cole, the President of West Marine is a director of the Company. The Software License Agreement provides for a license fee of approximately $400,000 be paid to the Company over time. The Company also provides consulting services to West Marine at its standard billing rates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission

("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except a single report with respect to a single purchase by Mr. Cole in connection with the Company's initial public offering, which was filed late.

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Computer and Data Processing Index, and the Nasdaq Stock Market-U.S. Index for the period commencing on March 15, 1996 (1) and ending on December 31, 1996 (2).

       COMPARISON OF CUMULATIVE TOTAL RETURN FROM MARCH 15, 1996 THROUGH
                             DECEMBER 31, 1996 (3)

   JDA SOFTWARE GROUP, INC., NASDAQ COMPUTER AND DATA PROCESSING STOCKS INDEX
                     AND THE NASDAQ STOCK MARKET-U.S. INDEX


                 [GRAPH PLOTTING THE FOLLOWING REFERENCE POINTS]

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                 JDA               NASDAQ               CDPS
3/15/96                                  100.00              100.00              100.00
3/29/96                                   94.06              100.24               99.54
4/30/96                                  162.38              108.56              111.16
5/31/96                                  187.13              113.54              114.84
6/28/96                                  163.37              108.42              110.64
7/31/96                                  144.55               98.77               99.08
8/30/96                                  160.40              104.30              101.73
9/30/96                                  217.82              112.28              112.84
10/31/96                                 272.28              111.04              110.85
11/29/96                                 211.88              117.92              118.84
12/31/96                                 225.74              117.80              117.37

---------------
(1) The Company's initial public offering commenced on March 15, 1996. For purposes of this presentation, the Company has assumed the closing sales price on March 15, 1996, the day trading commenced, would have been the closing sales price on the day prior to the commencement of trading.

(2) December 31 was the last day of trading in the Company's year ended December 31, 1996.

(3) Assumes that $100.00 was invested on March 15, 1996 in the Company's Common Stock at $12.63, the closing price of the Company's common Stock on the date of its initial public offering, and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee was formed in January 1996 in preparation for the Company's initial public offering in March, 1996. The Compensation Committee is composed of Mr. Cole and Mr. Jaggers, the Company's two non-employee directors. The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and to approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer and the President.

COMPENSATION PHILOSOPHY

     The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

     In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Compensation Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Compensation Committee to be comparable technology companies. The Compensation Committee's policy is to generally target levels of cash and equity compensation paid to its executive officers to be competitive with such compensation paid by such comparable companies.

     In preparing the performance graph for this Proxy Statement, the Company has selected the Nasdaq Computer and Data Processing Index, and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.

     The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the Option Plan currently meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

     Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the vertical market enterprise software and general software industries. During 1996, James D. Armstrong, Chief Executive Officer of the Company, and Frederick
M. Pakis, President of the Company, approved executive salaries at the beginning of the year or at the time executives joined the Company.

     Salaries for 1996 were established prior to the Company's initial public offering and were approved by the full Board of Directors. In November 1996 the Committee reviewed compensation data from 16 publicly traded enterprise system software companies and, based upon such review and a comparison with the Company's 1996 salary structure for executives, the Committee determined to make no change to the existing arrangements for 1996. The Committee expects that annual salary adjustments will take into account achievements of individual executive officers during the prior year towards key Company-wide objectives set annually by the Committee, as well as the executive officers' performance of their individual responsibilities.

     Incentive Compensation. Cash incentive compensation is provided through participation in the Company's executive bonus plan. For 1996 the Board established distributions to executive officers under the executive bonus plan following completion of the Company's fiscal year, based generally on the Company's profitability targets. During 1996 the Company exceeded its profitability targets, including an increase of over 50% in earnings per share in 1996 compared to 1995. Accordingly, bonuses for 1996 to executive officers were 100% of individual bonus targets.

     Stock Options. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's 1996 Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the propriety, in the Committee's judgment, of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, generally vest over a period of four years and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

     Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate. The incremental cost to the Company of benefits provided to executive officers under these life and health insurance plans and retirement plans is less than 10% of the base salaries for executive officers for 1996. Benefits under the broad-based plans are not directly or indirectly tied to Company performance.

     The Company has also adopted its 1996 Employee Stock Purchase Plan, which allows all eligible Company employees (including executive officers, but excluding those who beneficially own more than 5% of the outstanding Common Stock) to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the share on the first day or the last day of the applicable offering period of the Plan. The Committee believes the 1996 Stock Purchase Plan encourages broad-based equity ownership throughout the Company's employee base, and thereby encourages alignment of employee incentive with stockholder interests.

CHIEF EXECUTIVE OFFICER AND PRESIDENT COMPENSATION

     The compensation of the Chief Executive Officer and the President is based generally upon the same criteria outlined above for the other executive officers of the Company. While the Chief Executive Officer and the President make recommendations about the compensation levels, goals and performance of the other executive officers, neither participates in discussions regarding his own compensation or performance. The Committee reviewed the compensation arrangements applicable to Mr. Pakis and Mr. Armstrong for fiscal 1996 and did not believe modification of such arrangements was appropriate.

                                          1996 COMPENSATION COMMITTEE

                                          Crawford L. Cole
                                          Kurt R. Jaggers

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of one Class I Director, (Crawford L. Cole), one Class II Director (Kurt R. Jaggers), and two Class III Directors (James D. Armstrong and Frederick M. Pakis), who will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified. See "General Information -- Board of Directors". At each annual meeting of stockholders, Directors are elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates.

     The term of the Class I Director will expire on the date of the upcoming annual meeting. One person is to be elected to serve as Class I Director of the Board of Directors at that meeting. Management's nominee for election by the stockholders to the position is Crawford L. Cole. If elected, the nominee will serve as Director until the Company's annual meeting of stockholders in 2000, and until his successor is elected and qualified. If the nominee declines to serve or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominee by the Board of Directors.

     If a quorum is present and voting, the nominee for Class I Director receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1997. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum representing a majority the Common Stock of the Company issued and outstanding and entitled to vote thereat present in person or represented by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 11811 North Tatum Boulevard, Suite 2000, Phoenix, Arizona 85028, no later than December 23, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          /s/ Thomas M. Proud
                                          Secretary

April 22, 1997

PROXY

                            JDA SOFTWARE GROUP, INC.

                    Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors


The undersigned hereby appoints James D. Armstrong and Frederick M. Pakis, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Scottsdale Plaza Resort, Scottsdale, Arizona on Friday, May 23, 1997 at 10:00 a.m., and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                             Please mark
                                                                                                             votes as in   /X/
                                                                                                             this sample.

A vote FOR the following proposals is recommended by the Board of Directors:

                                    FOR  WITHHELD                                                             FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTOR                                         2. To approve the selection of
   Nominee: Crawford L. Cole       /   /  /   /                    Deloitte & Touche LLP as the Company's    /   /   /   /   /   /
                                                                   independent public accountants for the
                                                                   year ending December 31, 1997.



MARK HERE FOR ADDRESSS CHANGE
AND NOTE BELOW.                           /   /

                                                                        Even if you are planning to attend the meeting in person,
                                                                        you are urged to sign and mail the Proxy in the return
                                                                        envelope so that your stock may be represented at the
                                                                        meeting.

                                                                        Sign exactly as your name(s) appears on your stock
                                                                        certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be
                                                                        executed by the President or Vice President and the
                                                                        Secretary or Assistant Secretary, and the corporate
                                                                        seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for
                                                                        a deceased stockholder should give their title.
                                                                        Please date the Proxy.

Signature(s)                                                                                    Date
            -----------------------------------------------------------------------------------      ---------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE